UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2007

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-13699 (Commission File Number)	95-1778500 (IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

Approval of Payments under the 2006 Results-Based Incentive Program

On January 24, 2007, the Board of Directors of Raytheon Company (the “Company”), upon the recommendation of the Management Development and Compensation Committee (the “Committee”), approved the payment of incentive cash awards under the Company’s 2006 Results-Based Incentive Program (the “2006 RBI Program”) for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officers as set forth in the table below (the “Named Executive Officers”). Under the 2006 RBI Program, certain key employees, including the Named Executive Officers, received an annual award which provided the employee the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his or her individual performance during 2006. For his or her RBI award, each Named Executive Officer was assigned a pre-established individual payout target expressed as a percentage of base salary. The Committee established individual payout targets for each Named Executive Officer based on such executive’s level of responsibility and upon an examination of compensation information compiled by the Committee’s independent compensation consultant from a peer group of public companies used by the Company for compensation purposes. The actual amount of incentive compensation paid under an executive’s RBI award depended on the overall funding level of the Company RBI pool, which funding was based on the Company’s actual performance in 2006, as measured against the pre-established performance metrics, and the executive’s 2006 individual performance assessment. With respect to the RBI performance metrics, the Committee had established for 2006 the following financial metrics at the corporate and business segment levels and assigned an equal weight to each of them: free cash flow, return on invested capital, bookings, net sales and operating profit from continuing operations. With respect to the individual Named Executive Officer’s performance assessment, the Committee considered the executive’s contribution to the achievement of the pre-established performance metrics, the successful management of human resources, the furtherance of ethical business behavior and leadership competencies, the achievement of the executive’s individual pre-established performance goals, and the degree of challenge in the executive’s position.

Name and Position	2006 RBI Program Payment
William H. Swanson Chairman and Chief Executive Officer	$2,800,000

David C. Wajsgras Senior Vice President and Chief Financial Officer	$725,000

James E. Schuster Executive Vice President and CEO, Raytheon Aircraft Company	$750,000

Jay B. Stephens Senior Vice President, General Counsel and Secretary	$730,000

Louise L. Francesconi Vice President and President, Missile Systems	$550,000

Approval of 2007-2009 Long-Term Performance Plan Awards

The Board, upon the recommendation of the Committee, also granted awards of stock units pursuant to the Company’s 2007-2009 Long-Term Performance Plan (the “2007-2009 LTPP”) to the Named Executive Officers. The Committee also granted awards of stock units pursuant to the 2007-2009 LTPP to a group of other senior executives of the Company.

Each award entitles the executive to the right to earn shares of common stock or cash at the discretion of the Committee upon the attainment of pre-established performance metrics over the three-year plan period. The

Committee also approved the final three-year performance metrics for the 2007-2009 LTPP, which are independent of each other, and the weightings for these metrics are as follows: return on invested capital (50%), free cash flow (25%), and total shareholder return relative to the Company’s peer group (25%). The Committee established individual awards for each executive based upon an examination of compensation information compiled by the Committee’s independent compensation consultant from a peer group of public companies used by the Company for compensation purposes. Each executive received an award with a threshold, target and maximum payout. The awards will settle based upon the Company’s performance over the cumulative three-year plan period with respect to the metrics. If the Company’s performance with respect to all three metrics fails to meet the performance threshold, then the awards will not vest and no payout under the awards will be made. If the Company’s performance with respect to any or all of the three metrics meets or exceeds the performance threshold, then a varying amount of shares or cash, from the threshold amount up to the maximum amount, may be earned. The Committee will review the Company’s performance in each of the three pre-established metrics and authorize payment in settlement of the awards, if any, in the first quarter of 2010.

The Named Executive Officers, whose awards were approved by the Board, received the following:

	Estimated Future Payout under 2007 - 2009 Long-Term Performance Plan (# stock units)
Name and Position	Threshold	Target	Maximum
William H. Swanson Chairman and Chief Executive Officer	15,000	120,000	240,000

David C. Wajsgras Senior Vice President and Chief Financial Officer	2,750	22,000	44,000

James E. Schuster Executive Vice President and CEO, Raytheon Aircraft Company	-	-	-

Jay B. Stephens Senior Vice President, General Counsel and Secretary	2,750	22,000	44,000

Louise L. Francesconi Vice President and President, Missile Systems	2,750	22,000	44,000

For more information on the LTPP, see the summary of the LTPP attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 14, 2006, which summary is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date:	January 30, 2007	By: /s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel
and Secretary

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